SECOND EMPLOYMENT EXTENSION AGREEMENT


     This Second Employment Extension Agreement made this 1st day of June, 1995 by and between Leon Machiz residing at 5 Hamptworth Court, Kings Point, New York 11024 ("Machiz") and Avnet, Inc., a New York corporation with offices at 80 Cutter Mill Road, Great Neck, New York 11021 (the "Corporation").
                     W I T N E S S E T H :
     WHEREAS, on February 28, 1990 the parties entered into a written employment agreement wherein and whereby the Corporation and Machiz agreed that Machiz would be employed by the Corporation for a period of five years commencing as of July 1, 1989 and terminating June 30, 1994 (the "Employment Agreement"); and
     WHEREAS, on November 29, 1993 the parties entered into an employment extension agreement wherein and whereby the Corporation and Machiz agreed that Machiz' employment by the Corporation would be extended for an additional period of two years through June 30, 1996 (the "Employment Extension Agreement"); and
     WHEREAS, the parties are desirous of continuing the employment of Machiz by the Corporation beyond June 30, 1996 and for approximately two additional years through June 26, 1998 under the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the sum of $1.00 each to the other and in hand paid, the receipt whereof is hereby acknowledged and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. The Employment Agreement, as modified and extended by the Employment Extension Agreement, shall be extended for an additional period of approximately two years from July 1, 1996 through June 26, 1998 (the "Second Extension").
2. The Second Extension shall be on the same terms and conditions as are set forth in the Employment Agreement as modified by the Employment Extension Agreement; provided, however, that (i) the date "June 30, 1996" as it appears in Paragraphs 2 and 5 of the Employment Agreement as modified by the Employment Extension Agreement shall be changed to read "June 26, 1998" and the "Date of Termination of Full-Time Employment" with respect to Machiz shall mean June 26, 1998 (or the earlier of Machiz" death or termination of the Employment Agreement, as previously and as hereby extended, pursuant to Paragraph 5 thereof);
     (ii) the date "June 30, 2001" in Paragraphs 7, 8(a) and 8(d) of the Employment Agreement as previously modified by the Employment Extension Agreement shall be changed further to read "June 27, 2003".
3. Notwithstanding anything to the contrary contained herein or therein, the Corporation's obligation to make payments to Machiz for incentive compensation pursuant to Paragraph 4(b) of the Employment Agreement with respect to the two fiscal years during this Second Extension (namely, the fiscal years ending June 27, 1997 and June 26, 1998 respectively) shall be subject to and contingent upon the approval by the Shareholders of the Corporation at the Annual Meeting of Shareholders to be held on November 15, 1995 (or at any adjournments thereof) of an incentive compensation program covering such payments. In the event the Shareholders approve an incentive compensation program covering such payments, then the provisions of Paragraph 4(b) of the Employment Agreement, including the time for payment provisions therein, shall apply fully with respect to this Second Extension. The provisions of paragraph 3 of the Employment Extension Agreement, which deferred the payment of incentive compensation payments to Machiz during the period covered by the Employment Extension Agreement, shall not apply to this Second Extension.
4. The second sentence of paragraph 3 of the Employment Extension Agreement shall be changed to read as follows: "Any portion of the 'additional amounts' which are deferred beyond the date when such 'additional amounts' would otherwise be payable to Machiz pursuant to paragraph 4(b) of the Employment Agreement shall accrue interest at a rate, to be calculated monthly, equal to the prime rate charged by Chase Manhattan Bank, New York City, to its best corporate customers."
5. All benefits earned by Machiz under the Employment Agreement and the Employment Extension Agreement shall remain in full force and effect and shall not be modified, cancelled or terminated under any circumstance.
6. The consulting arrangement described in Paragraph 7 of the Employment Agreement (the "Consulting Agreement") is non-cancelable and shall remain in full force and effect. In the event a new employment agreement is not entered into by the parties by June 26, 1998 for any reason other than Machiz' death or his prior exercise of his right to terminate his full-time employment as provided in Paragraph 5 of the Employment Agreement, the Consulting Agreement shall take effect on June 27, 1998 and terminate on June 27, 2003.
7. This Second Employment Extension Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, other than the conflicts of laws principles thereof.
8. This Second Employment Extension Agreement, together with the Employment Agreement and the Employment Extension Agreement it modifies, contains the entire agreement of the parties with respect to the subject matter herein and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.
9. All notices pursuant hereto shall be given by registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other addresses as may hereafter be specified by notice in writing in the same manner by any party or parties.
10. In the event there are any terms and conditions of the Employment Agreement or the Employment Extension Agreement which conflict with the terms and conditions of this Second Employment Extension Agreement, the terms and conditions of this Second Employment Extension Agreement shall supersede such terms and conditions of the Employment Agreement and the Employment Extension Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
                              AVNET, INC.


                           By:s/ Raymond Sadowski
                              Raymond Sadowski
                              Senior Vice President and
                              Chief Financial Officer




                              s/ Leon Machiz
                              Leon Machiz





A copy of the Employment Agreement referred to herein is attached hereto as Exhibit A and a copy of the Employment Extension Agreement referred to herein is attached hereto as Exhibit B.